Exhibit 99.2

ST. JUDE MEDICAL, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

	FISCAL YEAR
	2008 (As adjusted)	2007 (As adjusted)	2006 (As adjusted)	2005 (As adjusted)	2004
EARNINGS
Earnings before income taxes	$580,768	$710,276	$706,063	$621,046	$537,192

Plus fixed charges:
Interest expense (1)	72,554	72,258	48,461	10,386	4,810
Rent interest factor (2)	9,527	9,144	8,190	7,659	5,778
TOTAL FIXED CHARGES	82,081	81,402	56,651	18,045	10,588

EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES	$662,849	$791,678	$762,714	$639,091	$547,780
RATIO OF EARNINGS TO FIXED CHARGES	8.1	9.7	13.5	35.4	51.7

(1)

Interest expense consists of interest on indebtedness and amortization of debt issuance costs. Amounts have been adjusted for the impact of adopting Financial Accounting Standards Board Staff Position (FSP) Accounting Principles Board (APB) Opinion No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB No. 14-1).

(2)	Approximately one-third of rental expense is deemed representative of the interest factor.